UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         Crown Cork & Seal Company, Inc.
                (Name of Registrant as Specified In Its Charter)

                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          N/A

     (2)  Aggregate number of securities to which transaction applies:

          N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          N/A

     (4)  Proposed maximum aggregate value of transaction:

          N/A

     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                        Crown Cork & Seal Company, Inc.
                                 One Crown Way
                        Philadelphia, Pennsylvania 19154

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         OF COMMON AND PREFERRED STOCK
                                      1999

                               ------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Common Stock and 41/2% Convertible Preferred Stock of CROWN CORK & SEAL COMPANY, INC. (the "Company") will be held at the Company's Office located at One Crown Way, Philadelphia, Pennsylvania, on the 22nd day of April 1999 at 11:00 a.m., to elect Directors, to consider and act upon a Shareholder proposal (if properly presented) regarding management compensation, which the Board of Directors unanimously opposes, and to transact such other business that may properly come before the Meeting.

     The stock transfer books of the Company will not be closed prior to the Meeting. Only Shareholders of Common Stock and 41/2% Convertible Preferred Stock of record as of the close of business on March 12, 1999 will be entitled to vote.

                                   By Order of the Board of Directors

                                        RICHARD L. KRZYZANOWSKI
                                   Executive Vice President, Secretary &
                                             General Counsel

Philadelphia, Pennsylvania 19154
March 22, 1999

           WE CORDIALLY INVITE YOU AND HOPE THAT YOU WILL ATTEND THE
              MEETING IN PERSON, BUT, IF YOU ARE UNABLE TO ATTEND,
            THE BOARD OF DIRECTORS REQUESTS THAT YOU SIGN THE PROXY
            AND RETURN IT, WITHOUT DELAY, IN THE ENCLOSED ENVELOPE.

                        Crown Cork & Seal Company, Inc.
                                 One Crown Way
                        Philadelphia, Pennsylvania 19154

                               ------------------

                    PROXY STATEMENT - MEETING, April 22, 1999

TO ALL SHAREHOLDERS:

     The accompanying Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 22, 1999, and, if properly executed, shares represented thereby will be voted by the named Proxies or attorneys at such Meeting. The cost of soliciting proxies will be borne by the Company. The Company has engaged D.F. King & Co., Inc. ("King") to assist in the solicitation of proxies for a fee of $7,000 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered by King in connection with such solicitation. Certain Officers and employees of the Company may also solicit proxies by mail, telephone, facsimile or in person without any extra compensation. Any Shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, or by executing and delivering a later-dated Proxy, or by voting in person at the Meeting.

     The persons named as Proxies were selected by the Board of Directors of the Company, and all are Directors and/or Officers of the Company.

     The Annual Report for the year ended December 31, 1998, containing audited financial statements, is being mailed to Shareholders contemporaneously with this Proxy Statement, i.e., on or about March 22, 1999.

     On March 1, 1999, there were 122,304,150 outstanding shares of Common Stock, par value $5.00 per share, ("Common Stock") and 8,376,451 outstanding shares of 41/2% Convertible Preferred Stock, par value $41.8875 per share, ("Preferred Stock").

     Shareholders of Common Stock and Preferred Stock of record as of March 12, 1999 (the "Record Date") are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock is convertible as of the Record Date. As of the Record Date, each share of Preferred Stock was convertible into Common Stock at the rate equal to the $41.8875 par value of such Preferred Stock divided by the applicable conversion price of $45.9715. Accordingly, each share of Preferred Stock outstanding as of the Record Date will be entitled to approximately 0.91 votes at the Meeting. Assuming that 122,304,150 shares of Common Stock and 8,376,451 shares of Preferred Stock remained outstanding as of the Record Date, such shares of Preferred Stock, in the aggregate, will be entitled to 7,632,306 votes, resulting in a total of 129,936,456 votes entitled to be cast at the Meeting (such total number of votes entitled to be cast being referred to herein as the "Total Voting Power").

     The presence, in person or by proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business. Proxies solicited herein will be voted, and if the person solicited specifies by means of the ballot provided in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification. Votes withheld from Director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum. Under Pennsylvania law and the Company's ByLaws, votes withheld from Director nominees, abstentions and broker non-votes are not considered to be "votes" and, therefore, will not be given effect either as affirmative or negative votes. Directors are elected by plurality vote. Other matters are determined by a majority of the votes cast.

     Other than as listed below, the Company has, to its knowledge, no other beneficial owner of more than 5 percent of the Common Stock or Preferred Stock outstanding as of March 1, 1999.

                Security Ownership of Certain Beneficial Owners

          Amount and Percentage of Class of Securities of the Company
                 Owned Beneficially, Directly or Indirectly(1)
                 ---------------------------------------------

                                                                              Total Voting
                                                                                 Power of    % of Total
Name and Address                                                                Beneficial   Voting Power
of Beneficial Owner                Common       %       Preferred         %      Owner(2)    Outstanding
-------------------                ------    ------     ---------      -----  ------------  -------------
Morgan Stanley Dean Witter
& Co.(3)                         6,447,366    5.27%          ---         ---    6,447,366        4.96%

David E. Shaw,
D.E. Shaw Investments, L.P. and
D.E. Shaw Securities, L.P.(4)          ---     ---     1,188,500       14.19%   1,082,916        0.83%

Capital Research and
Management Company and The
Income Fund of America, Inc.(5)        ---     ---     1,005,000       12.00%     915,718        0.70%
---------------------------------------------

(1) Based on information filed with the Securities and Exchange Commission. Percentages are derived using the outstanding shares of each class as of March 1, 1999.
(2) Equivalent to total number of shares of Common Stock that would be held upon conversion of Preferred Stock, if any, into Common Stock.
(3)  Morgan Stanley Dean Witter & Co., an investment  advisor  registered  under
     Section 203 of the Investment Advisors Act of 1940, is located at 1585 Broadway, New York, New York 10036. Morgan Stanley Dean Witter & Co. reported that it had shared dispositive power with respect to 6,447,366 shares of Common Stock and shared voting power with respect to 6,407,511 shares of Common Stock.
(4) David E. Shaw is the President and sole shareholder of D.E. Shaw & Co., Inc., the general partner of D.E. Shaw & Co., L.P., itself the general partner of D. E. Shaw Investments, L.P. and D.E. Shaw Securities, L.P. All are located at 120 West 45th Street, 39th Floor, Tower 45, New York, New York 10036. Although he disclaimed beneficial ownership of such shares, David E. Shaw reported that he may be deemed to have shared voting and dispositive power with respect to 1,188,500 shares of Preferred Stock consisting of 241,900 shares of Preferred Stock for which D.E. Shaw Investments, L.P. has shared voting and dispositive power and 946,600 shares of Preferred Stock for which D.E. Shaw Securities, L.P. has shared voting and dispositive power.
(5) Capital Research and Management Company, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, and The Income Fund of America, Inc., an investment company registered under the
     Investment Company Act of 1940 that is advised by Capital Research and Management Company, are located at 333 South Hope Street, Los Angeles, California 90071. Capital Research and Management Company reported that it had sole dispositive power with respect to 1,005,000 shares of Preferred Stock, and The Income Fund of America, Inc. reported that it had sole voting power with respect to these 1,005,000 shares of Preferred Stock.

                             ELECTION OF DIRECTORS

     The persons named in the Proxy shall vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected. None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve. In the event that any of the nominees are unable or decline to serve, which the Nominating Committee of the Board of Directors does not believe will happen, the persons named in the Proxy will vote for the remaining nominees and others who may be selected by the Nominating Committee.

     The By-Laws of the Company provide for a variable number of Directors from 10 to 18. The Board of Directors has currently fixed the number of Directors at
13. It is intended that the Proxies will be voted for the election of the 13 nominees named below as Directors, and no more than 13 will be nominated. None of the nominees, during the last five years, was involved as a defendant in any legal proceedings that could adversely affect his or her capacity to serve as a member of the Board of Directors. The principal occupations stated below are the occupations which the nominees have had during the last five years.

     The Board of Directors recommends that Shareholders vote FOR election of each of the nominees named below. The names of the nominees and information concerning them and their associations as of March 1, 1999, as furnished by the nominees, follow:

                                                                      Year          Amount and Percentage of
                                                                     Became      Securities of the Company Owned
    Name               Age     Principal Occupation                 Director   Beneficially, Directly or Indirectly
--------------------------------------------------------------------------------------------------------------------
                                                                                         Common          % of Total
                                                                                  Shares          %    Voting Power(A)
                                                                                ---------      ------  ---------------
William J. Avery        58   Chairman of the Board                    1979      6,055,345      4.951%     4.660%
 (a),(d),(e),(1),(2)         and Chief Executive Officer; also a
                             Director of Rohm and Haas Company

Henry E. Butwel         70   Former Executive Vice President,         1975         86,250      0.071%     0.066%
     (a),(b)                 Administration and Chief Financial
                             Officer, Retired

Charles F. Casey        72   Management Consultant                    1992          5,800      0.005%     0.004%
     (b),(c)

John W. Conway          53   President and Chief Operating Officer;   1997        109,623      0.090%     0.084%
     (e), (3)                also a Director of West Pharmaceutical
                             Services

Francis X. Dalton       75   Former Treasurer, Retired                1987         55,486      0.045%     0.043%

Tommy H. Karlsson       52   Executive Vice President and             1998         54,500      0.045%     0.042%
     (e), (4)                President - European Division

Josephine C. Mandeville 58   President and Chief Executive            1991        272,600      0.223%     0.210%
     (d), (5)                Officer of the Connelly Foundation,
                             a non-profit charitable foundation

Michael J. McKenna      64   Vice Chairman; also a Director of        1987        256,736      0.210%     0.198%
     (a), (e), (6)           Selas Corporation of America

Thomas A. Ralph         58   Partner - Dechert Price & Rhoads         1998          3,200      0.003%     0.002%


                                       4

                                                                      Year          Amount and Percentage of
                                                                     Became      Securities of the Company Owned
    Name               Age     Principal Occupation                 Director   Beneficially, Directly or Indirectly
--------------------------------------------------------------------------------------------------------------------
                                                                                         Common          % of Total
                                                                                  Shares          %    Voting Power(A)
                                                                                  -------      ------  ---------------
Jean-Pierre Rosso       58   Chairman and Chief Executive             1996          3,500      0.003%     0.003%
     (c), (d)                Officer of Case Corporation;
                             also a Director of Ryerson Tull,
                             ADC Telecommunications and
                             Medtronic

Alan W. Rutherford      55   Executive Vice President and             1991      5,522,326      4.515%     4.250%
     (a), (e), (2), (7)      Chief Financial Officer

Harold A. Sorgenti      64   General Partner of Sorgenti              1991          8,750      0.007%     0.007%
     (b), (c), (d), (e)      Investment Partners; Chairman and
                             CEO of SpecChem International
                             Holdings; also a Director of Provident
                             Mutual Life Insurance Company

Guy de Wouters          68   Director of Compagnie Generale           1996          3,676      0.003%     0.003%
     (b), (e), (8)           d'Industrie et de Participations,
                             Marine-Wendel, Valeo, Eurotunnel and
                             Cap Gemini

            -------------------------------------------------------

(A)  Percentages are derived using the combined Total Voting Power of all shares of Common Stock and Preferred Stock outstanding as of March 1, 1999.
            -------------------------------------------------------
(a) Member of the Executive Committee                   (d) Member of the Nominating Committee
(b) Member of the Audit Committee                       (e) Member of the Strategic Committee
(c) Member of the Executive Compensation Committee
            -------------------------------------------------------
(1)  Includes 17,000 shares of Common Stock owned by a charitable  foundation of which Mr. Avery is one of three trustees and 484,300 shares of Common Stock subject to presently exercisable options held by Mr. Avery.
(2)  Includes  5,372,215  shares of Common  Stock  held in the Crown Cork & Seal
     Company,  Inc. Master Retirement Trust on behalf of various Company pension plans (the "Trust Shares"). Under the Master Retirement Trust, the Benefits
     Plan Investment Committee (the "Investment  Committee") has sole voting and dispositive  power  with  respect  to the Trust  Shares.  As members of the
     Investment  Committee,  Mr.  Avery  and Mr.  Rutherford  may be  deemed  to beneficially own such Trust Shares.
(3)  Includes  64,500  shares of Common Stock  subject to presently  exercisable options held by Mr. Conway.
(4)  Includes  54,500  shares of Common Stock  subject to presently  exercisable options held by Mr. Karlsson.
(5)  Includes  23,500 shares of Common Stock in the  Mandeville  Marital  Trust,
     16,000 shares of Common Stock in the Mandeville  Residuary  Trust and 6,800
     shares of Common Stock in the  Mandeville  Foundation.  Not included in the above  table are 53,633  shares of Common  Stock held in the  Josephine  C.
     Connelly Trust, of which Mrs. Mandeville is one of the trustees, and 36,942 shares of Common  Stock held under the Will of John F.  Connelly,  of which
     Mrs. Mandeville is a trustee;  Mrs. Mandeville shares voting and investment power with respect to these shares but  disclaims  beneficial  ownership in these shares.
(6)  Includes  45,122  shares of Common  Stock  held by Mr.  McKenna's  wife and
     110,175  shares of Common Stock  subject to presently  exercisable  options held by Mr. McKenna.
(7)  Includes  99,500  shares of Common Stock  subject to presently  exercisable options held by Mr. Rutherford and 2,733 shares of Common Stock which would be  received  upon a  conversion  of the 3,000  shares of  Preferred  Stock beneficially owned by Mr. Rutherford.
(8)  Includes  157  shares  of  Common  Stock  which  would be  received  upon a conversion of the 173 shares of Preferred Stock  beneficially  owned by Mr.
     de Wouters.

     Mr. Richard L. Krzyzanowski is not standing for reelection this year because he has passed the mandatory retirement age for Directors who are also employees of the Company. Mr. Krzyzanowski remains employed as Executive Vice President, Secretary and General Counsel of the Company.

     As of March 1, 1999, all Directors and Executive Officers of the Company as a group of 18, including the above, are beneficial owners of 7,393,640 shares of Common Stock (including 5,372,215 shares of Common Stock which may be deemed to be beneficially owned by certain Directors and Executive Officers by virtue of their membership on the Investment Committee of the Company Master Retirement Trust and 964,814 shares of Common Stock subject to presently exercisable options held by such persons and 2,890 shares of Common Stock which would be received upon a conversion of the 3,173 shares of Preferred Stock owned by such persons), constituting 6.045% of the outstanding Common Stock, and 3,173 shares of Preferred Stock, constituting 0.038% of the outstanding Preferred Stock. Holders of such shares of Common Stock and Preferred Stock are entitled to cast 7,393,640 votes at the Annual Meeting, representing 5.690% of the outstanding Total Voting Power.

     The Directors and Executive Officers of the Company have sole voting and investment power in respect to the securities of the Company listed in the table above, except as to the shares held in the aforementioned trusts (including the Company Master Retirement Trust) and charitable foundations, with respect to which the Trustees have shared voting and investment power, and except as otherwise noted.

     Not included in the table above are 4,179,725 shares of Common Stock owned as of March 1, 1999 by the Connelly Foundation, a private, non-profit charitable foundation. Mr. Avery and Mrs. Mandeville are two of 15 trustees of this Foundation and disclaim any beneficial ownership of these shares.

     On September 29, 1998, five Company Executive Officers, four of whom are Directors of the Company, borrowed money from the Company and used this money to purchase shares of Common Stock from the Company. The loan amounts and the total outstanding are $2,650,000 for Mr. Avery, $1,007,000 for Mr. McKenna, $742,000 for Mr. Conway, $795,000 for Mr. Rutherford and $2,014,000 for Ronald R. Thoma, Executive Vice President - Procurement & Traffic. All of these loans are to be repaid by September 29, 2001 and bear interest at prime less 1% payable quarterly. On March 2, 1998 Ernest-Antoine Seilliere, Chief Executive Officer and Chairman of the Board of Directors of Compagnie Generale et de Participations ("CGIP"), resigned from the Company's Board of Directors. A final payment was made to CGIP under a management agreement between CGIP and CarnaudMetalbox S.A., the Company's subsidiary, on March 2, 1998 for services rendered in 1998 in the approximate amount of FF 1.8 million (or approximately $300,000). (See "Executive Compensation Committee Interlocks and Insider Participation" for further information.)

     The Company and its subsidiaries utilized the services of Dechert Price & Rhoads during 1998. Mr. Thomas A. Ralph, a Director of the Company, is a partner in that law firm.

                         BOARD MEETINGS AND COMMITTEES

     In 1998, there were five regular meetings and one special meeting of the Board of Directors and no meetings of the Executive Committee.

     In 1998, the Audit Committee had three meetings. The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the financial accounting practices of the Company and the internal controls related thereto and represents the Board of Directors in connection with the services rendered by the Company's independent accountants.

     The Strategic Committee met two times. The Strategic Committee has the responsibility to consider and recommend changes to the Company's dividend and debt rating policies, business combinations and other extraordinary transactions, and succession planning. The Executive Compensation Committee met three times.

     The Executive Compensation Committee is responsible for the review of the executive compensation program.

     There were three meetings of the Nominating Committee in 1998. The Nominating Committee is responsible for recruiting and recommending for membership on the Board of Directors candidates to fill vacancies that may occur. In recommending candidates to the Board of Directors, the Nominating Committee seeks persons of proven judgment and experience. Shareholders who wish to suggest qualified candidates may write, via Certified Mail-Return Receipt Requested, to the Office of the Secretary, Crown Cork & Seal Company, Inc., One Crown Way, Philadelphia, PA 19154, stating in detail the qualifications of the persons they recommend. Shareholders must include a letter from each nominee affirming that he or she will agree to serve as a director of the Company if elected by Shareholders. However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates. See "Proposals of Shareholders" for information on bringing nominations for the Board of Directors at the 2000 Annual Meeting.

     Each incumbent Director of the Company attended at least 75% of the aggregate meetings held by the Board of Directors and by the Committees on which he or she served.

     Directors who are not employees of the Company are paid $15,000 annually as base Director's fees and $750 per meeting attended. In addition, a non-employee Director who is Chairperson of a Committee is paid $10,000 annually, while non-employee Director committee members are paid $7,000 annually, with an attendance fee of $1,000 per meeting. In addition, each non-employee Director has been granted 3,000 shares of Company Common Stock subject to certain restrictions. Restrictions on one-fifth of such shares are released each year over a five-year period. The Company discontinued the Pension Plan for Outside Directors as to future Directors elected after July 24, 1997. Non-employee Directors first elected to the Board of Directors on or before July 24, 1997 continue to participate in the Company's Pension Plan for Outside Directors which provides monthly retirement benefits equal to 1/12 of the sum of (x) 50% of the base annual Director's fees paid to non-employee Directors and (y) 10% of the base annual Director's fees for each full year of service in excess of five, up to an annual maximum benefit of 100% of the base annual Director's fee. Non-employee Directors also participate in the Company's Deferred Compensation Plan for Directors which permits Directors to defer receipt of all, or any part, of their Director's fees, which deferred fees accrue interest at a rate equal to the current interest rate on the Company's commercial paper.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation earned during each of the Company's last three fiscal years by the Company's five highest-paid Executive Officers during 1998:

                           Summary Compensation Table

                                  Annual Compensation (1)      Long Term Compensation
                                -----------------------      ----------------------
   Name & Principal                                            Shares of Common Stock    All Other
      Position                  Year      Salary       Bonus      Underlying Options  Compensation (2)
                                           ($)          ($)              (#)               ($)
   ----------------             ----      ------       -----   ---------------------- ----------------
William J. Avery                1998     927,000      648,950           234,000            2,400
- Chairman of the Board         1997     900,000      675,000           167,000            2,400
   and Chief Executive Officer  1996     750,000      450,000           200,000            2,250

Michael J. McKenna              1998     575,000      327,031           100,000            2,400
- Vice Chairman                 1997     490,000      306,250            78,000            2,400
                                1996     393,014      196,507            50,000            2,250

John W. Conway                  1998     425,000      217,531            58,000            2,400
- President and Chief           1997     380,000      213,750            52,000            2,400
   Operating Officer            1996     294,167      132,375            35,000            2,250

Tommy H. Karlsson(3)            1998     495,591      213,507            58,000                0
- Executive Vice President      1997     418,923      240,081            52,000                0
   and President - European     1996     351,990      125,676            35,000                0
   Division

Alan W. Rutherford              1998     412,000      210,275            44,000            2,400
- Executive Vice                1997     400,000      225,000            60,000            2,400
   President and Chief          1996     318,515      143,332            50,000            2,250
   Financial Officer
            -------------------------------------------------------

(1) The amount of perquisite and other personal benefits, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed the materiality threshold of the lesser of $50,000 or 10% of the total of annual salary plus bonus.
(2) The amounts shown in this column represent amounts contributed to the 401(k) Retirement Savings Plan by the Company.
(3) All amounts given for Mr. Karlsson in this Proxy Statement are converted from French Francs to U.S. Dollars. Under Mr. Karlsson's arrangements with CarnaudMetalbox, he is entitled to payment of an amount equal to two years' remuneration if his employment terminates except at retirement and except for serious fault.

                       Option Grants In Last Fiscal Year

     The Company's 1994 Stock-Based Incentive Compensation Plan and 1997 Stock-Based Incentive Compensation Plan are administered by the Executive Compensation Committee appointed by the Board of Directors. The following table provides information related to Stock Options granted in the last fiscal year to the five Named Executive Officers.

                      Number of
                     Securities       % of Total
                     Underlying      Option Shares
                       Options        Granted to     Exercise                   Grant Date
                       Granted       Employees in      Price      Expiration     Present
                       (A) (B)       Fiscal Year    Per Share(C)     Date       Value (D)
                     ----------     -------------   ------------  ----------   -----------
William J. Avery       234,000           21%          $49.50        1/5/08     $3,865,469
Michael J. McKenna     100,000            9%           49.50        1/5/08      1,651,910
John W. Conway          58,000            5%           49.50        1/5/08        958,108
Tommy H. Karlsson       58,000            5%           49.50        1/5/08        958,108
Alan W. Rutherford      44,000            4%           49.50        1/5/08        726,840

-------------------------------------------------------

(A) All options were non-statutory options, have an exercise price equal to the fair market value of the Company Common Stock on the date of grant, vest at a rate of 25% per year on the first, second, third and fourth anniversaries of the grant date, cannot be exercised sooner than January 5th of the year following the date of grant and have a term of ten years.
(B) The Executive Compensation Committee administering the 1994 Stock-Based Incentive Compensation Plan and the 1997 Stock-Based Incentive Compensation Plan has the discretion, subject to plan limits, to modify terms of outstanding options and to reprice the options.
(C) The exercise price and tax withholding obligation related to exercise shall be paid in cash or by delivery of already owned shares valued at fair market value on the date of exercise.
(D) The Grant Date Present Value was determined using the Black-Scholes option pricing model. The following assumptions were used to estimate the Grant Date Present Value: dividend yield of 2.02%, ten-year risk-free interest rate of 5.51%, estimated volatility of Company Common Stock of 21.7% and estimated average expected option term of ten years. This valuation model was not adjusted for risk of forfeiture. It is important to note that options have value to the five Named Executive Officers and other recipients only if the Common Stock price advances beyond the grant date exercise price shown in the table during the effective option period.

               Aggregated Option Exercises in the Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                                                                Value of Unexercised
                                                                     Number of Securities       In-The-Money Options
                              Number Of              Value          Underlying Unexercised         at 12/31/98 (2)
                           Shares Acquired        Realized (1)       Options at 12/31/98       Exercisable/Unexercisable
                            Upon Exercise              ($)         Exercisable/Unexercisable             ($)
                        -------------------       ------------     -------------------------   --------------------------
William J. Avery        1990 Plan       0               0               192,300 / 45,000                0 / 0
                        1994 Plan       0               0               191,750 /275,250                0 / 0
                        1997 Plan       0               0                     0 /234,000                0 / 0

Michael J. McKenna      1990 Plan       0               0                26,175 /      0                0 / 0
                        1994 Plan       0               0                39,500 / 88,500                0 / 0
                        1997 Plan       0               0                     0 /100,000                0 / 0

John W. Conway          1990 Plan       0               0                10,000 /      0                0 / 0
                        1994 Plan       0               0                27,000 / 60,000                0 / 0
                        1997 Plan       0               0                     0 / 58,000                0 / 0

Tommy H. Karlsson       1994 Plan       0               0                27,000 / 60,000                0 / 0
                        1997 Plan       0               0                     0 / 58,000                0 / 0

Alan W. Rutherford      1990 Plan       0               0                38,500 /      0                0 / 0
                        1994 Plan       0               0                35,000 / 75,000                0 / 0
                        1997 Plan       0               0                     0 / 44,000                0 / 0

                                   -------------------------------------------------------

(1) Value Realized is the difference between the price of the Company Common Stock on the date exercised and the option exercise price.
(2) Value of the Unexercised Options is the difference between the closing market price of the Company Common Stock on December 31, 1998 and the option exercise price.

                               Retirement Program

     The Company maintains a Salaried Pension Plan ("Pension Plan") for certain salaried and non-union hourly employees in the United States meeting minimum eligibility requirements in which four Named Executive Officers (Mr. Avery, Mr. McKenna, Mr. Conway and Mr. Rutherford) participate. The Pension Plan is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years. These average earnings are multiplied by 1.25%. This result is then multiplied by years of service, which yields the annual Company-funded pension benefit. Under federal law for 1999, benefits from a qualified retirement plan are limited to $130,000 per year and may be based only on the first $160,000 of an employee's annual earnings.

     For illustration purposes, the following table shows estimated maximum annual Company- funded retirement benefits payable from the Pension Plan to employees who retire at age 65, assuming the employees receive their benefit as a single life annuity, without survivor benefits:

     Final                                 Years of Service
    Average
    Earnings              25           30         35        40         45
  -------------        -------------------------------------------------------
   $ 50,000            $15,625      $18,750    $21,875    $25,000    $28,125
    100,000             31,250       37,500     43,750     50,000     56,250
    150,000             46,875       56,250     65,625     75,000     84,375
    160,000             50,000       60,000     70,000     80,000     90,000
     and above

     The Company also maintains the Senior Executive Retirement Plan ("SERP") in which thirteen key executives, including the four above-Named Executive Officers, participate. In general, the annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.25% of the average of the five highest consecutive years of earnings times years of service up to twenty years plus (ii) 1.67% of such earnings for the next fifteen years plus (iii) 1% of such earnings for years of service beyond thirty-five less (iv) Social Security old-age benefits and the Company-funded portion of the executive's Pension Plan benefits and 401(k) Retirement Savings Plan benefits. The annual benefit for executives first eligible to participate in the SERP before 1994 (including Mr. Avery and Mr. McKenna) can be no less than certain amounts specified for each participant provided they continue as employees until specified ages. The specified amounts and ages are: Mr. Avery - $911,000 at age 61 and Mr. McKenna - $330,000 at age 63. Based upon the above, the estimated annual benefit under the SERP at retirement at age 65, assuming annual salary increases of 5%, would be $1,426,661 for Mr. Avery, $403,741 for Mr. McKenna, $511,271 for Mr. Conway and $558,911 for Mr. Rutherford.

     The SERP also provides a lump-sum death benefit of five times the annual retirement benefit and subsidized survivor benefits.

     SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or employment termination (other than for cause) after a change in control of the Company. A "change in control" under the SERP occurs if: 1) a person (other than a Company employee benefit plan) becomes the beneficial owner of 25% or more of the voting power of the Company; 2) there is a change in the identity of a majority of Directors of the Company over any two year period; or 3) the Shareholders approve certain mergers or consolidations, a sale of substantially all of the Company's assets, or a complete liquidation of the Company.

     Years of service credited under the Pension Plan and the SERP for the above-Named Executive Officers are: Mr. Avery - 39 years, Mr. McKenna - 42 years, Mr. Conway - 24 years and Mr. Rutherford - 25 years.

     Employees outside of the United States are generally covered by statutory pension arrangements specific to each country, and in some countries supplemental pension plans are maintained. Pursuant to Mr. Karlsson's arrangements with CarnaudMetalbox, Mr. Karlsson will be entitled to a pension of $360,161 per year assuming he retires at age 65 and assuming present rates of return on investments and annual salary increases of 5%.

                         COMPARATIVE STOCK PERFORMANCE

                   Comparison of Cumulative Total Return (a)
 Crown Cork & Seal, S&P 500 Index, Dow Jones "Containers & Packaging" Index (b)

Five Year Comparison
   (The Performance Graph appears here. See the table below for plot points.)

                                                 Fiscal  Year  Ended  December  31,
                                             1993   1994    1995    1996    1997   1998
Crown Cork & Seal                            100     90      100     133    125     79
S&P 500 Index                                100    101      139     171    229    294
Dow Jones "Containers & Packaging" Index     100    101      109     138    157    137

Ten Year Comparison
   (The Performance Graph appears here. See the table below for plot points.)

                                                                     Fiscal  Year  Ended  December  31,
                                             1988   1989    1990    1991    1992    1993   1994    1995    1996    1997   1998
Crown Cork & Seal                            100     115    123     194     259     272     245     271    360      339    213
S&P 500 Index                                100     132    128     166     179     197     200     275    338      451    580
Dow Jones "Containers & Packaging" Index     100     108     93     146     160     153     154     167    211      239    209

(a) Assumes, for the five and ten year graphs, that the value of the investment in Crown Common Stock and each index was $100 on December 31, 1993 and December 31, 1988, respectively, and that all dividends were reinvested.
(b) Industry index is weighted by market capitalization and is comprised of Crown, Ball, Bemis, Owens-Illinois, Sealed Air, Sonoco Products and Temple-Inland.

        EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Executive Compensation Committee of the Board of Directors is composed entirely of Independent Directors and is responsible for establishing and administering the executive compensation program at Crown Cork & Seal Company, Inc. We submit this report to Shareholders describing both the principles under which the program is administered and the decisions that directly impacted the Chief Executive Officer during 1998.

Principles

     Our guiding principle is to provide a program that enables the Company to retain and motivate a team of high quality executives who will create long-term value for the Shareholders. We do this by:

     o developing an ownership-oriented program that rewards for improvement in total Shareholder return;

     o integrating all facets of the executive compensation program with the Company's short and long-term objectives and strategies;

     o regularly commissioning studies of competitive pay practices within the container industry and other manufacturing companies to ensure pay opportunities are generally within competitive norms; and

     o    working  with  independent   management  consultants  to  monitor  the
          effectiveness of the entire program.

     Over the last several years, your Company has undergone dramatic change and, in the process, has been transformed into the world's largest packaging company. To sustain the Company's performance and continue its growth, we must continue to motivate existing management as well as attract and retain experienced managers at all levels in the Company. During the last few years a number of modifications were made to the four primary components of the Company's executive compensation program. The program has been redirected from an orientation on length of service and retirement compensation to a program more closely aligned with sustained improvement in Company performance and increased Shareholder value. The specific components of the program are described below.

1. Base Salary

     Historically, the Company's annual base salary levels have been well below competitive market levels. In order to attract and retain high quality executives and also to recognize the substantial growth and performance of the Company, we continue to move senior executive salaries toward competitive market rates as defined by the container and manufacturing industries. The competitive market includes, but is not limited to, companies of Crown's size in the container, non-durable manufacturing and general industry segments.

2. Annual Incentives

     The Management Incentive Plan, which was implemented in 1990, calls for the achievement of the Company's net income and other targets, as well as specific financial operating goals, before incentive awards are earned by Plan participants. These goals stem directly from the Company's strategic and operating plans. In 1998, the Plan called for the Company to achieve a specified target net income from current operations while, at the same time, taking into account the long-term investment needs of the business. The long-term considerations included, but were not limited to, continuing to restructure the operations in Europe to meet the demands of an ever increasing competitive market situation, following a similar policy in Asia-Pacific to better position the Company's assets for expansion in the future, and continuing to realign facilities in the Americas to meet market conditions.

3. Long-Term Incentives

     The Committee believes that stock options are an important link between the executive and Shareholder interest, and it is for that reason that grants have always been a part of the executive compensation program. The program administered by the Committee offers annual grants that vary in size based on the Company's and the executive's performance. The Committee has initiated a review and report by consultants with the purpose of advising the Board of Directors on the introduction of a new performance-based plan for senior management linked to return on invested capital.

4. Retirement Benefits

     In the past, the Company's executive compensation plan had a bias toward providing significant end-of-career retirement income and insurance benefits. While in no way disavowing the Committee's belief that a long and successful career with the Company is important to growing Shareholder value, these programs continue to decline in importance within the overall program as competitive pay and incentive opportunities are reached.

     In summary, the Committee believes that its role in administering the executive compensation program is critical to the objective of driving performances to the ultimate benefit of the Shareholders. Base salaries need to be within competitive norms so that executives will be attracted, retained and motivated to fulfill their roles and responsibilities over the long-term. Annual performance based incentive awards deliver the message that competitive pay is received only when earnings and other strategic goals are achieved. In addition, benefits realized from annual stock option grants require continuous improvement in value created for the Shareholder.

           Specific Decisions Impacting Compensation for the Chairman
                          and Chief Executive Officer

     In considering the compensation for the Named Executive Officers, including the Chairman of the Board and Chief Executive Officer, William J. Avery, for the fiscal year 1998, the Committee reviewed the goals and objectives established at the beginning of the year and concluded that the management group continued to perform in an exceptional manner.

     With the acquisition of CarnaudMetalbox in 1996 the Company became a major global packaging company, and in 1998 Mr. Avery devoted a considerable amount of time visiting many operations and overseeing the ongoing restructuring efforts. Mr. Avery managed the Company through a very difficult year. Turmoil in Asia's financial markets, for which the Company was well prepared, spread into Eastern Europe and Latin America. In the fourth quarter of 1998 the Company, along with many other international companies, was impacted by the economic situation in Eastern Europe and the changing market conditions brought about by the introduction of the first stage of the Euro. Through all of this the Company did not stop restructuring, realigning facilities and reducing payrolls, all of which will benefit the long-term results of the Company.

     The Committee believes that Mr. Avery's strategic vision for the Company and emphasis on continued re-alignment of facilities is in the long term the correct approach in this industry at this time. Based on the policies and practices described above, Mr. Avery's base salary was increased to $927,000 on January 1, 1998; a bonus of $648,950 was earned in 1998 as part of the Management Incentive Plan; and an option to purchase 234,000 shares of Common Stock was granted during the year. Mr. Avery's base salary will be maintained at the same level for 1999.

     Section 162(m) of the Internal Revenue Code generally disallows a deduction for annual compensation to a public company's chief executive officer and any of the four other most highly compensated officers in excess of $1,000,000, unless such compensation is "performance based" as defined under Section 162(m). A portion of Mr. Avery's 1998 compensation exceeded the threshold. Because the Company's costs in realizing tax benefits under Section 162(m) may outweigh those benefits, the Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable. All stock options granted in 1998 to Crown executive officers are "performance based."

     This report is respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors.

                                           Harold A. Sorgenti, Chairman
                                           Charles F. Casey
                                           Jean-Pierre Rosso

      EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The current members of the Executive Compensation Committee are Harold A. Sorgenti, Charles F. Casey and Jean-Pierre Rosso. Ernest-Antoine Seilliere was a member of the Executive Compensation Committee until March 2, 1998 when he resigned from the Company's Board of Directors in connection with the closing under the Stock Purchase Agreement dated as of February 3, 1998 between the Company and CGIP. Mr. Seilliere is the Chief Executive Officer and the Chairman of the Board of Directors of CGIP.

     On March 2, 1998, pursuant to the Stock Purchase Agreement, the Company purchased 4,093,826 shares of Common Stock and 3,660,300 shares of Preferred Stock from CGIP for an aggregate purchase price of approximately $369.0 million. The Stock Purchase Agreement also terminated the May 20, 1995 management agreement between CGIP and CarnaudMetalbox S.A., the Company's subsidiary, pursuant to which CGIP had agreed to provide management and administrative services to CarnaudMetalbox through 1999. A final payment was made to CGIP under this agreement on March 2, 1998 for services rendered in 1998 in the approximate amount of FF 1.8 million (or approximately $300,000).

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, Officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities & Exchange Commission (the "SEC") and the New York Stock Exchange. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 1998, or written representations from reporting persons, the Company believes that its Directors and Executive Officers have complied with all applicable filing requirements, except that Ronald R. Thoma, Executive Vice President - Procurement & Traffic, inadvertently made a late filing on October 13, 1998 of his Form 4, Statement of Changes of Beneficial Ownership of Securities, reporting his sale of 10,000 shares of Common Stock on April 20, 1998.

                              SHAREHOLDER PROPOSAL

     Robert D. Morse, of 212 Highland Avenue, Moorestown, NJ 08057, the record owner as of March 1, 1999 of 200 shares of the Company's Common Stock, has given notice that he intends to present for action at the Annual Meeting of Shareholders the following resolution:

     "I propose that the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR's, etc. after termination of any existing programs for top management. This does not include any programs for employees.

     Reasons:
     Management and Directors are compensated enough to buy on open market, just as you and I, if they are motivated.
     Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles, etc.
     Options, rights, SAR's, etc. are available elsewhere, and a higher offer would induce transfers, not necessarily "hold and retain" qualified persons.
     Comparison with "peer groups", [other similar companies] pay is unfair, as other management could be better or worse. Would they also accept mistakes of others?
     "Align management with shareowners" is a repeated ploy or "line" to lull us as to continually increasing their take of our assets. Do we get any purchase options at previous rates?
     Please vote YES for this proposal.
     If officers filled out a daily work sheet, what would the output show?"

              THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors of the Company has developed an executive compensation program that enables the Company to attract and retain key management and that emphasizes the Company's short and long-term objectives, including increasing Shareholder value. Our program consists of four components
- base salary, annual incentives (bonuses), long-term incentives (stock options) and retirement benefits. All four of these components are important elements of a total compensation package which we believe must be competitive with companies with which we compete for executive talent. We believe that the Company's total compensation package is currently at a level that is consistent with the compensation provided by comparable companies to their key management.

     The Company's bonus plan is based upon the achievement of specific earnings and other operating goals. The Company's stock option program ties compensation directly to increases in Shareholder value and thereby serves to directly align Shareholder and executive interests. Eliminating these components from our executive compensation plan would remove emphasis from the Company's short-term operating goals and weaken the link between executives' performance and Shareholder value. In addition, terminating the practice of granting bonuses and stock options to the Company's key management could also adversely affect the Company's ability to attract and retain the individuals needed to serve in these positions. We believe that these consequences would not be in the Shareholders' interests.

     Currently, non-employee Directors of the Company do not receive stock options or bonuses from the Company. Likewise, the Company currently does not use rights or stock appreciation rights as features of its executive compensation program. However, we believe that the use of management bonuses and stock options promotes an important degree of focus by the Company's executives on the Company's short-term tactical goals and the Shareholders' long-term financial value.

           THE BOARD OF DIRECTORS OF CROWN CORK & SEAL COMPANY, INC.
              UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                           PROPOSALS OF SHAREHOLDERS

     In order to be considered for inclusion in the Proxy Statement for the 2000 Annual Meeting of the Company, any Shareholder proposal intended to be presented at the meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail - Return Receipt Requested, by the Office of the Secretary, Crown Cork & Seal Company, Inc., One Crown Way, Philadelphia, Pennsylvania 19154 not later than November 23, 1999. In addition, the Company's By-Laws currently provide that a Shareholder of record at the time that notice of the meeting is given and who is entitled to vote at the meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination. To be timely, and subject to certain exceptions, notice in writing to the Secretary must be delivered or mailed, via Certified Mail-Return Receipt Requested, and received at the above address not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. The notice must describe various matters regarding the nominee or proposed business. Any Shareholder desiring a copy of the Company's By-Laws will be furnished one copy without charge upon written request to the Secretary.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP is the independent accountant for the most recently completed fiscal year and has been selected by the Board of Directors to continue in that capacity for the current year. PricewaterhouseCoopers LLP performs annual audits of the Company's financial statements and assists the Company in the preparation of federal tax returns. A representative or representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to questions raised orally at the Meeting or submitted in writing to the Office of the Secretary of the Company before the Meeting.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter which may be presented for Shareholders' action at the Meeting, but if other matters do properly come before the Meeting, or if any of the persons named above to serve as Directors are unable to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

     The Company will file its 1998 Annual Report on Form 10-K with the Securities & Exchange Commission on or before March 31, 1999. A copy of the Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Shareholder after March 31, 1999. Requests for copies of the Report should be sent to: Corporate Treasurer, Crown Cork & Seal Company, Inc., One Crown Way, Philadelphia, Pennsylvania 19154.

                                        RICHARD L. KRZYZANOWSKI
                                        Executive Vice President,
                                        Secretary & General Counsel


                                        Philadelphia, Pennsylvania 19154
                                        March 22, 1999

PROXY
                         CROWN CORK & SEAL COMPANY, INC.
                      One Crown Way, Philadelphia, PA 19154

                           PROXY FOR ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON APRIL 22, 1999

The undersigned hereby appoints William J. Avery, Michael J. McKenna and Richard
L. Krzyzanowski as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Cork & Seal Company, Inc. held of record by the undersigned on March 12, 1999 at the Annual Meeting of Shareholders to be held on April 22, 1999 or any adjournments thereof, for the items shown below and in any other matter that may properly come before the Meeting:

     (1) FOR the election of a Board of thirteen Directors: William J. Avery, Henry E. Butwel, Charles F. Casey, John W. Conway, Francis X. Dalton, Tommy H. Karlsson, Josephine C. Mandeville, Michael J. McKenna, Thomas
          A. Ralph, Jean-Pierre Rosso, Alan W. Rutherford, Harold A. Sorgenti and Guy de Wouters.

     (2)  AGAINST  a  Sharholder  proposal   that  the  Company   consider   the
          discontinuance of incentive compensation plans for management and Directors.

                                              (change of address/comments)
                                        ________________________________________
                                        ________________________________________
                                        ________________________________________
                                        ________________________________________
                                        (If you have written in the above space, please mark the corresponding box on the reverse side)


You are encouraged to specify your choices by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                               -----------------
                                                                SEE REVERSE SIDE
                                                               -----------------
-------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^


  (LOGO)               CROWN CORK & SEAL COMPANY, INC.

                     The 1999 Annual Meeting of Shareholders
        will be held on April 22, 1999 at 11:00 a.m. at our offices:

                         Crown Cork & Seal Company, Inc.
                         One Crown Way
                         Philadelphia PA 19154-4599
                         Main Phone: (215) 698-5100

             For directions to the Annual Meeting, see reverse side.

/X/  Please mark your votes as in this example

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. This proxy, when properly executed will be voted in the manner directed herein by the Shareholder. If no direction is made, this proxy will be voted "FOR" Proposal 1 and "AGAINST" Proposal 2.

The Board of Directors recommends a vote FOR Proposal 1.
                                        FOR        WITHHELD
1. Election of Directors.               /  /       /  /
   (See Reverse Side)

   For, except vote withheld from the following nominee(s):

   ___________________________________


The Board of Directors recommends a vote AGAINST Proposal 2.
                                                       FOR   AGAINST  ABSTAIN
2. Shareholder proposal that the Company consider      / /     / /      / /
   the discontinuance of incentive compensation plans for management and Directors.

                    If you  receive  more  than  one  Annual          /___/
                    Report at the  address  set forth on the
                    proxy  card  and  have no  need  for the
                    extra copy,  please check the box at the
                    right.   This   will  not   affect   the
                    distribution   of   dividends  or  proxy
                    materials.

                    MARK HERE FOR ADDRESS CHANGE AND NOTE ON          /___/
                    REVERSE SIDE

SIGNATURE(S)___________________________________________ DATE _________________
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

-------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^


  (LOGO)               CROWN CORK & SEAL COMPANY, INC.

(GRAPHIC OMITTED) - Directions to One Crown Way